                        [LETTERHEAD OF CLIFFORD CHANCE]

                               LETTER OF CONSENT

Dear Sirs,

We hereby consent to the reference to our firm in the registration statement filed by The Thai Fund, Inc. on the Preliminary Prospectus dated May 18, 2006 with the Securities and Exchange Commission under the captions "THE FUND",
"GOVERNMENT REGULATION AND INVESTMENT BY THE FUND IN THAI SECURITIES -- SECURITY
OWNERSHIP RESTRICTIONS", "MANAGEMENT OF THE FUND -- MANAGEMENT UNDER THE
INVESTMENT PLAN", "TAXATION -- THAI TAXATION OF THE INVESTMENT PLAN" and
"TAXATION -- THAI TAXATION OF FUND STOCKHOLDERS". In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the
rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Clifford Chance (Thailand) Limited
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CLIFFORD CHANCE (THAILAND) LIMITED

17 May 2006